TRADEMARK ASSIGNMENT


                  WHEREAS,  simultaneously  with the  execution  and delivery of
this  Trademark   Assignment  (this   "Assignment"),   LeeMAH  Datacom  Security
Corporation,   a  California   corporation  (the  "Assignor")  and  wholly-owned
subsidiary of LeeMAH Corporation, a California corporation (the "Parent") is selling certain of its assets and properties pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement") dated February 25, 1999, by and among MicroFrame, Inc., a New Jersey corporation (the "Assignee"), the Assignor and the Parent.

                  WHEREAS, the Assignor is the owner of certain trademarks listed on Exhibit A annexed hereto(hereinafter, the "Marks") and the federal registrations therefor; and

                  WHEREAS, the Assignee desires to acquire from the Assignor all of its right, title and interest in and to the Marks worldwide and the federal registrations therefor;

                  NOW, THEREFORE, for the consideration set forth in the Asset Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, the Assignor hereby confirms, assigns, transfers and sets over to the Assignee and its successors and assigns, the Assignor's entire right, title and interest in and to the Marks and the federal registrations therefor (including the right to sue for past infringements), together with the goodwill of the business associated with the Marks and which is symbolized by the Marks, as fully and entirely as the same would have been held and enjoyed by the Assignor if this Assignment had not been made.

                  The Assignor expressly agrees, upon the written request of the Assignee, to execute, acknowledge and deliver, such documents and other instruments that the Assignee may consider to be required to evidence or effectuate the sale, conveyance, assignment, transfer and delivery to the Assignee of the Marks.

                  IN WITNESS WHEREOF, the Assignor has executed this Assignment on February 25, 1999.

                                            LeeMAH Datacom Security Corporation



                                            By:    /s/  Warren Gee
                                                 -------------------------------
                                                Name:   Warren Gee
                                                Title:  Chief Financial Officer

STATE OF                            )
                                    ) SS:
COUNTY OF                           )

                  On the day of _______________ in the year 1999 before me, the undersigned, a Notary Public in and for said State, personally appeared ____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

                                           ---------------------------
                                                        Notary Public